Exhibit 99.1
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For Immediate Release


           ACCUPOLL ADDS VETERAN OPERATIONS MANAGER TO EXECUTIVE TEAM
   Former ARC, CompuCom Exec Joins as Vice President of Delivery & Operations


TUSTIN, CA - April 19, 2004 - AccuPoll, Inc., a developer of direct recording electronic (DRE) voting systems, today announced the addition of Patrick Gorman as Vice President of Delivery & Operations.

Gorman has more than 25 years experience in developing and leading operations and customer service teams, including high profile rollouts of major computer systems for Fortune 500 companies. With AccuPoll, Gorman will oversee the company's customer relationships following the sale of equipment through deployment, setup, training and support.

"Our customers demand the highest level of product quality and support," said Frank Wiebe, president of AccuPoll. "Pat Gorman has demonstrated considerable success in this area and brings AccuPoll the experience to further expand our customer delivery and operations functions."

Gorman previously worked with Alternative Resources Corporation (ARC), where he oversaw implementation for multiple Hewlett Packard-sponsored projects. He also led the rollout of more than 1500 servers in just seven weeks for a top 10 Fortune 500 company. Prior to ARC, Gorman served as the senior program executive for CompuCom Systems, Inc., where he was responsible for all aspects of solutions delivery for the company's largest client and identified opportunities for maximum return on investment.

Gorman holds a Bachelor of Science degree from the University of Southern Connecticut.

ABOUT ACCUPOLL HOLDING CORP.
Headquartered in Tustin, CA AccuPoll (OCTBB: ACUP) is the developer of federally qualified electronic voting system featuring an intuitive touch screen input and a voter verified paper audit trail that can be confirmed by the voter at the time the ballot is cast, creating a permanent paper audit trail as mandated in the "Help America Vote Act of 2002" (HAVA).

AccuPoll has the support of many voters, election officials and special needs advocates in the United States with its innovative approach to recording and counting votes. AccuPoll works with all levels of government to insure the integrity, security and accuracy of elections.

For additional information, visit www.accupoll.com.

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SAFE HARBOR STATEMENT:
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company's reports and registration statements filed with the Securities and Exchange Commission.

Source: AccuPoll Holding Corp. TICKER: ACUP

Contact Public Relations                 Contact Investor Relations:

Geoff Mordock                            John Stiles
AccuPoll                                 John Stiles & Associates (for AccuPoll)
(949) 200-4000                           (314) 994-0560

Carol Warren
Antarra Communications (for AccuPoll)
(714) 891-3660